                                                                    EXHIBIT 12.2

                          THERMO ELECTRON CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


                                                                                                                        NINE
                                                                                 FISCAL YEAR                           MONTHS
                                                       ------------------------------------------------------------    ENDED
                                                                                                                      SEPT. 27,
                                                          1992       1993         1994         1995        1996         1997
                                                       --------    --------     --------     --------    --------     --------
Income before provision for income taxes
  and cumulative effect of change in
  accounting principle...............................  $ 88,673    $110,381     $175,414     $238,293    $301,661     $288,448
Less:
     Minority interest in losses of
       consolidated subsidiaries.....................      (281)       (215)           -         (789)     (1,797)      (5,637)
Add:
     Minority interest in consolidated
       Subsidiaries with fixed charges...............    14,183      21,301       30,962       61,044      74,306       58,060
     Interest on indebteness and
       amortization of debt expense..................    24,322      31,736       59,844       77,861      96,695       67,794
     Portion of rents representative of the
       interest factor/(1)/..........................    15,208      15,621       15,806       16,251      20,856       17,559
                                                       ---------   --------     --------     --------    --------     --------
          Income, As Adjusted........................  $142,105    $178,824     $282,026     $392,660    $491,721     $426,224
                                                       =========   ========     ========     ========    ========     ========
Fixed Charges:
     Interest on indebtedness and
       amortization of debt expense..................  $ 24,322    $ 31,736     $ 59,844     $ 77,861    $ 96,695     $ 67,794
     Portion of rents representative of the
       interest factor/(1)/..........................    15,208      15,621       15,806       16,251      20,856       17,559
     Capitalized interest............................     7,100       8,400        2,114            -           -            -
                                                       --------    --------     --------     --------    --------     --------
          Fixed Charges..............................  $ 46,630    $ 55,757     $ 77,764     $ 94,112    $117,551     $ 85,353
                                                       ========    ========     ========     ========    ========     ========
Ratio of Earnings to Fixed Charges...................      3.05        3.21         3.63         4.17        4.18         4.99
                                                       ========    ========     ========     ========    ========     ========

_____________
(1) Portion of rents representative of the interest factor is 1/3 of total rents.